EXHIBIT 16.01

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 3, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 31, 2002 of Neoforma, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

cc. Andrew L. Guggenhime, Chief Financial Officer